PRESS RELEASE	Contact
For Immediate Release	Lynn Felsinger
Visualant, Inc.

206.903.1351 phone
206.903.1352 fax
lynn@visualant.net

Visualant Names Kaufman Bros., L.P. as Exclusive Financial Advisor

Seattle, WA., April 16, 2007/Business Wire-Visualant, Inc. (OTC BB: VSUL), a technology company developing spectral data-based security and quality control solutions, today announced the selection of Kaufman Bros., L.P. (KBRO) to act as its exclusive financial advisor and placement agent to assist the Company with execution of strategic business and corporate development strategies.

"KBRO is a leading provider of investment banking and advisory services to the technology, media communications and homeland security industries," said Brad Sparks, President and Chief Executive Officer of Visualant. "We are very pleased that they have seen our technology and have chosen to work with us to meet our financial needs."

About Visualant, Inc.

Visualant, Inc. develops low-cost, high-speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling our devices to establish a unique spectral signature for both individual and classes of items. Those spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance. Our common stock is listed on the OTC Bulletin Board under the symbol, "VSUL".

About Kaufman Bros,.L.P.

Kaufman Bros., L.P. is a research-based, full-service investment bank, securities trading firm and brokerage operation serving the communications, media and technology universe. Drawing on a team of industry veterans and a strategic group of limited partners, Kaufman Bros. integrates financial, technical, operational, international and legal expertise to provide accurate and comprehensive analysis of industry trends to a range of communications, media and technology companies and professional investors.

The statements made by Visualant, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as "expects”, "anticipates”, "intends”, "plans”," "believes”, "seeks”, "estimates" or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Visualant, Inc. SEC reports and filings, including our Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K.  The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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